UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

NATIONAL INSTRUMENTS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	74-1871327
(State of Incorporation or Organization)	(IRS Employer Identification Number)

11500 North MoPac Expressway Austin, Texas	78759 (Zip Code)
(Address of Principal Executive Offices)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Share Purchase Rights	The Nasdaq Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A originally filed by National Instruments Corporation, a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission on January 13, 2023 (the “Form 8-A”).  Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Rights Agreement (the “Rights Agreement”), dated as of January 13, 2023, by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

Item 1.	Description of Securities To Be Registered.

Item 1 of the Form 8-A is hereby amended and supplemented by adding the following:

Amendment to Rights Agreement

On April 12, 2023, the Company and the Rights Agent, pursuant to resolutions adopted by the Company’s Board of Directors, executed an Amendment No. 1 to the Rights Agreement (the “Amendment”) in connection with the execution and delivery of the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Emerson Electric Co., a Missouri corporation (“Parent”) and Emersub CXIV, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

The Amendment supplements Section 1 of the Rights Agreement by adding certain new definitions and amends the definition of Acquiring Person such that none of Parent or Merger Sub, nor any of their Affiliates and Associates, shall be deemed to be an Acquiring Person to the extent that each is a Beneficial Owner as a result of (i) the approval, execution or delivery of the Merger Agreement, (ii) prior to the termination of the Merger Agreement, the consummation of any of the transactions provided for or entry into any agreements contemplated by the Merger Agreement (including the Merger) in accordance with their respective provisions or (iii) the public announcement of any of the foregoing (collectively, the “Merger Exempt Events”).  The Amendment further modifies and amends the Rights Agreement to provide that, among other things, (i) the Merger Exempt Events will not result in a Distribution Date or a Shares Acquisition Date, (ii) the Expiration Date will occur immediately prior to the Effective Time (as defined in the Merger Agreement), (iii) no event requiring an adjustment to the Purchase Price, the number of Preferred Shares covered by each Right or the number of Rights outstanding are subject to adjustment by reason of any Merger Exempt Event and (iv) none of the Rights shall become exercisable by virtue of any Merger Exempt Event.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to full text of the Rights Agreement, which is filed as Exhibit 4.1, and the Amendment, which is filed as Exhibit 4.2, each of which is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

4.1
Rights Agreement, dated as of January 13, 2023, by and between the Company and Computershare Trust Company, N.A., as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on January 13, 2023).

4.2
Amendment No. 1 to Rights Agreement, dated as of April 12, 2023, by and between the Company and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on April 12, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 12, 2023
NATIONAL INSTRUMENTS CORPORATION

	By:	/s/ R. Eddie Dixon, Jr.
Name:	R. Eddie Dixon, Jr.
Title:	Chief Legal Officer, Senior Vice President, and Secretary